Exhibit 10.3

AMENDED AND RESTATED RETENTION BONUS AGREEMENT

This agreement is entered into by and between Avici Systems Inc. (the “Company”) and T.S. Ramesh (“you”) dated as of November 7, 2006 and amends and restates the Retention Bonus Agreement by and between the Company and you.

RETENTION BONUS

You will receive a retention bonus if (1) you remain actively employed full-time with the Company for the one-year period immediately following the Effective Date (the “Retention Period”); (2) your employment is terminated without Cause; or (3) at the time of or following a Change of Control that occurs before the end of the Retention Period, you are terminated from employment with the Company without Cause or resign for Good Reason.

The amount of the retention bonus will be six (6) months of your base salary at the highest rate in effect during the Retention Period, less applicable taxes. The retention bonus will be paid in a lump sum within thirty (30) days following the end of the Retention Period or such earlier termination date.

STOCK OPTIONS

Upon a Change of Control, at least fifty percent (50%) of the unvested portion of each of your stock option awards granted under the Company’s 2000 Stock Option and Incentive Plan, as amended (the “Plan”), will immediately vest and become exercisable (by crediting you for such purpose with additional service time, such that options will continue to vest following a Change of Control at the pre-existing number of shares per installment, but generally over one-half of the pre-existing remaining vesting period). The remaining unvested portion of your options will continue to vest in accordance with the terms of the applicable agreement and the Plan following the Change of Control.

For example, if you have been awarded 120 options under the Plan that vest over four years at the rate of 2.5 options per month, after three years 90 of your options will have vested and 30 will be unvested. Upon a Change of Control occurring at the end of year three, at least 15 of your 30 unvested options will immediately vest and become exercisable. Your remaining unvested options will continue to vest at the rate of 2.5 per month. This will have the effect of reducing your remaining vesting period from one year to six months.

If at the time of or following a Change of Control you are terminated without Cause or you resign for Good Reason, all of your unvested options under the Plan (including for clarity any options issued by an acquiror of the Company on assumption of or substitution for your Company options) will immediately vest and become exercisable.

The above terms do not apply to any restricted stock grants, which continue to be governed by the applicable agreement(s) and plan.

DEFINITIONS; OTHER

A termination for “Cause” as used herein means you are terminated by the Company due to (a) willful misconduct or violation of Company policy which causes material harm to the Company, (b) willful breach of an employment or other agreement with the Company which causes material harm to the Company, or (c) being convicted of any felony.

A resignation for “Good Reason” as used herein means you resign because, following or at the time of a Change of Control, (a) you are transferred to a different position or suffer a reduction in responsibility; (b) your compensation (excluding the retention bonuses provided in this agreement) is decreased; (c) you are required to relocate more than fifty (50) miles from your work location immediately prior to the Change of Control; or (d) you are excluded from any material compensatory or benefit plan or arrangement made available to similarly situated employees of the acquiring party.

“Change of Control” as used herein means the closing of (a) the sale of the Company by merger, consolidation or purchase of outstanding capital stock in which the shareholders of the Company, as such, no longer own a majority of the outstanding equity securities of the Company or its successor; (b) any sale of all or substantially all of the assets of the Company, other than in a spin-off or similar transaction; or (c) any other acquisition of the business of the Company, as determined by the Board.

Assignment. This agreement will be binding on and inure to the benefit of the parties and the Company’s successors and assigns.

Confidentiality. You must keep this agreement confidential. The Company may publicly disclose the fact that you have been offered this agreement, the terms of this agreement, and/or your receipt of a retention bonus under this agreement (the “Information”). If, prior to the Company’s public disclosure of any or all of the Information, either you disclose any or all of the Information to anyone other than your spouse or financial advisor or your spouse or financial advisor discloses any or all of the Information, this agreement will become void and you agree to repay any payments already paid hereunder.

Employment at Will. This agreement is not an employment contract. Nothing in this agreement modifies your status as an employee at will or guarantees employment for any length of time.

Entire Agreement; Modification; Governing Law. Except as otherwise provided herein, this agreement constitutes the only agreement between you and the Company with respect to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This agreement may be amended or modified only in a writing signed by both you and the Company. Any dispute concerning this agreement will be governed by the internal laws of Massachusetts.

AVICI SYSTEMS INC.,		by:	EMPLOYEE

Signature:	/s/ William Leighton	Signature:	/s/ T.S. Ramesh